UNITED STATES

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TRUSTREET PROPERTIES, INC.

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On November 7, 2006, the Registrant made available on its website a webcast of its Third Quarter Earnings conference call, a transcript of which follows:

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Trustreet Properties, Inc.

Moderator: Curtis McWilliams

November 7, 2006

10:00 AM ET

Operator:

Welcome to your third quarter earnings conference call. At this time, all participants are in a “listen-only” mode. As a reminder, today’s conference call is being recorded. I would now like to introduce your host for today’s conference call, Miss Liz Colmeyer [ph]. You may begin, Ma’am.

Liz Kolmyer:

Thank you, Kevin. Thank you for participating in the Trustreet Properties Third Quarter Earnings conference call. Statements in this call which are not strictly historical are forward-looking statements within the meaning of the Federal Securities Laws. Forward-looking statements are based on assumption and involve known and unknown risks which may cause the Company’s actual future results to differ materially from expected results.

As a result, investors should not place undue reliance on forward-looking statements. Additional information that could cause actual results to differ materially from those forward-looking statements is contained from time to time in the Company’s SEC filing. We have no obligation to update these forward-

looking statements to reflect events or circumstances after the date these statements were made.

I will now turn the call over to Curtis McWilliams, the Company’s President and Chief Executive Officer.

Curtis

McWilliams:

Thank you, Liz. I, too, would welcome you to Trustreet’s Third Quarter Earnings conference call. The quarter, taken has a whole, was a very solid one for Trustreet with the core portfolio continuing to perform at very strong levels while the taxable REIT subsidiary businesses remain steady.

Before we can conduct a comprehensive review of the Company’s performance in the third quarter, let me take a few minutes to touch upon the big news we announced last week. As you all know by now, on October 30, Trustreet entered into an agreement to be acquired by GE Capital Solutions Franchise Finance. The transaction is valued at an estimated $3 billion with GE paying $17.05 per outstanding share of Trustreet’s common stock in the form of cash and the assumption of refinancing of Trustreet’s outstanding indebtedness. The transaction is expected to close some time during the first quarter of 2007 and is subject to the approval of Trustreet shareholders. It is not subject to any other financing conditions.

We believe the merger is truly a marriage of industry leaders with industry best practices. Through this transaction, GE will gain a significant 1031 platform as well as relationships with some of the nation’s top restaurant operators including Applebee’s, Arby’s Bennigan’s, Burger King, Golden Corral, IHOP, Jack in the Box, KFC, Pizza Hut, TGIFridays’ and Wendy’s. Trustreet’s associates and customers will in turn gain access to GE’s low-cost of capital and its broad product offerings which will only enhance the opportunities for the restaurant operator community.

We believe that Trustreet’s sale-leaseback financing expertise and our reputation as a trusted business partner for restaurant operators were key elements that attracted GE to do this transaction. We are very pleased that GE Capital Solutions Franchise Finance will establish an East Coast operations office at the Trustreet headquarters in Orlando, Florida, where sale-leaseback financing operations on relevant asset management will be handled for the combined Company.

We look forward to strengthening our relationships with our business partners through this newly combined Company. We are pleased that GE recognized the value of those relationships and Trustreet Associates who, through the soon-to-be established GE East Coast Headquarters, will continue to be an integral part of that strategy. For additional information on this merger, please consult the merger agreement that was filed on the form 8K last Friday, November 3rd.

Members of our management team joining me for today’s conference call are Steve Shackelford, Executive Vice President, CFO and Chief Operating Officer; Michael Shepardson, Executive Vice President and Head of the Taxable Resubsidiary Businesses; Glenn Kindred, Senior Vice President and Head of the Core REIT Portfolio. As he did last quarter, Glenn will start the call providing you with an overview of the activity in the core real estate portfolio. Michael will follow Glenn with a similar discussion of the TRS businesses. And lastly, Steve, will give a more detailed review of the actual financial performance of the Company in the third quarter.

Departing from the normal agenda for our quarterly earnings call, we will not be conducting a question and answer session following Steve’s financial review. Based upon advice of counsel we’ll hold off on such Q&A until the proxy relating to the proposed merger with GE is filed. We fully expect the merger proxy to be filed in the next few weeks. So, without any further ado, Glenn, please bring us up to speed on the performance of the REIT portfolio.

Glenn Kindred:

Thank you, Curtis. We’re pleased to report that the real estate segments continue to show strong year-to-date performance. During the third quarter, this segment accounted for over 86% of Trustreet’s total NAREIT FFO. As of the end of the third quarter, the portfolio consisted of 2,02l assets with the weighted average remaining lease term in excess of 10 years and a cash yield in excess of 10%.

Our focus on reducing the vacancy rate has led to a third quarter vacancy rate of 2.11%, the lowest level since the USRP merger in early 2005. As of the end of September, 62 REIT assets were vacant. Of those assets, six were under contract for sale, one with a contract pending execution, four were subject to leases pending execution, and four were being evaluated for redevelopment.

Through the end of the third quarter, we have acquired 79 properties into the REIT which we believe to have superior potential for long-term value appreciation. During this time, we also divested ourselves of 57 properties which we viewed as average to below-average performing assets. As a result of these efforts, our net investment in the portfolio has remained relatively constant. Simultaneously, we actively managed our leases seeking to extend shorter leases, negotiate removal of unfavorable lease terms and otherwise enhance asset quality.

Consistent with this strategy of active portfolio management, we have a dedicated staff evaluating each lease in the portfolio. Recent successes include the identification of excess land associated with several newly acquired quick service restaurant properties.

One such property, located in Anniston, Alabama, contains sufficient access land that we were able to amend the current tenant’s lease giving him a nominal rent reduction. In exchange for this nominal reduction we were able to enter into a new lease on the excess parcel with an adjacent bank creating an asset with an estimated market value of over $300,000. We are now in negotiations to lease a similar parcel to another bank located in Northwestern Ohio.

Similarly, we’ve been actively seeking to expand leases in the portfolio with the focus on the shorter term leases we recently acquired. One such lease associated with a quick service restaurant in Prescott, Arizona, was acquired with less than one year remaining on its base term. Through the relationship we had with the tenants which pre-dated our acquisition of this property, we were able to negotiate the lease renewal which called for a 20% increase in base rent for the next five years.

Also, through the end of September, we resolved over 82% of lease expirations scheduled for 2006. With respect to those lease expirations, we’ve enjoyed a 94% success rate, renewing 46 leases and selling three properties prior to the lease expiration. These efforts have resulted in only three new vacancies due to lease expiration.

Portfolio credit quality remains strong despite the current environment in which some other REITs and institutions continue to change yield by moving toward higher risk investments. Our practice of closely adhering to our heritage of strict and comprehensive credit underwriting is bearing fruit. Based on the most recent financial data obtained, the average tenant FCCR as of the end of the third quarter is 1.68 which is relatively constant when compared to year-end 2005. Rent to sales, which is a key measure of a restaurant unit’s key economic viability averaged 7.61% among the nearly 1500 units which are required by their leases to report that data. We view these numbers as strong indication that our portfolio and the restaurant companies we serve are generally very healthy.

From a long-term perspective, the corporate portfolio is sound. Less than 1% of rents are scheduled to expire in the fourth quarter of 2006, with 18% of the base rent stream expiring within the next five years and nearly one half of the base rent stream expiring after 2016. Base rents should be highly predictable and lease expirations manageable.

Geographically, the portfolio is very well-positioned with over one third of base rents coming from California, Texas and Florida on a combined basis. We believe that the portfolio should realize value appreciation in excess of the national average. Notably, with the exception of Texas, no state exceeds 11% of base rents.

We continue to execute our strategy of investing in the nation’s leading restaurant concepts with Wendy’s, Burger King, Golden Corral, Jack in the Box and Arby’s representing five largest brands contributing approximately 35% of base rents.

Similarly, our tenant base is well-diversified with the largest tenet generating only 6.7% of base rents and the top five generating only 23.5% of base rents.

Notably, each of our ten largest tenants in terms of base-rental obligation is the franchise or its respective brand. This is important as it is an indication that the operational flexibility, financial depth and brand control of the tenant base is very strong. Strategically, we’re continuing to focus on actively managing our assets by renegotiating leases to enhance value and investing only in assets which provide both an attractive risk-adjusted return and enhance the Company’s overall portfolio matrix. As a result, we are selectively divesting and acquiring assets to ensure the portfolio’s ability to deliver superior long-term returns.

I’ll now turn the call to Michael Shepardson who will talk about our activities with taxable REIT subsidiary.

Michael

Shepardson:

Thanks, Glenn, and good morning. The factors behind the transition of the restaurant market place to which we referred in our last call continue to be present but with less of an impact than earlier in the year. Gas prices and restaurant shareholder activism both continued to abate but nonetheless continued to make their mark especially in the casual dining segment. Trustreet’s continued emphasis on the long-term enabled us to participate in new transactions in the past quarter and positioned us strongly for the balance of the year.

Our originations volume continues to be steady and to provide our investment property sales or IPS team with a strong inventory. In the third quarter we originated $49.1 million in new sale-leaseback transactions. We have a pipeline of in excess of a billion dollars made up of over 30 different deals. Based on this pipeline, we expect to achieve our previously stated year-end goal.

While there are two highly publicized transactions in which Trustreet did not participate this quarter, this was by design and due to various underwriting risk characteristics that did not meet our criteria. Our view continues to be that the competition’s practice of offering cap rates at retail rather than wholesale rates is a practice we have continually refused to follow as it is not accretive to our shareholders. While acquisition cap rates have not yet begun to rise, they have not continued to fall and this whole steady pattern is good for our business.

Our IPS group continues to benefit from our first quarter increase in the sales staff as this was another record month or quarter for through-put as the team sold 44 properties in the quarter and have sold 106 properties through the end of the year, a 41% increase over the year-to-date period in 2005. Nonetheless, the investment in our purchase restaurant sites due to the mix of quick-service restaurants to casual sites and the net spread that contributes to our net gains, both continue to diminish. The simultaneous decrease of 32% in the per unit investment coupled with a 40% decrease in the net gain percentage has resulted in the reduction of net gain in absolute dollars at a rate considerably greater than if one or the other had occurred by itself.

We do, however, believe our investment strategy of acquiring more QSR than casual dining assets is appropriate given the current impact on the casual dining segment but see the mix changing as the segment performance begins to improve. We’re comfortable with our sales velocity as measured by inventory turnover as it is consistent with the last quarter.

Our development group continues to be another bright spot for Trustreet by providing significant value for both our shareholders as well as our restaurant clients. We had expected this group to invest approximately $40 million in 2006 but due to the attractiveness of transactions sourced by our team, we now expect this number to be closer to $50 million.

In the third quarter, the development group delivered $4 million in pre-tax net gains along with another $275,000 in termination fees booked in the REIT and is projecting over $2 million in net gains at an un-levered return in excess of 35% for the fourth quarter.

Overall, we continue to invest in quality assets and pass on those deals where the economics do not justify the risks associated all the while continuing to be the quality finance provider in the restaurant sector now and for decades to come.

I will now turn the call over to Steven Shackelford who will discuss the Company’s financial performance.

Steve

Shackelford:

Thank you, Michael. Good morning, everyone. In our press release issued earlier this morning, we reported FFO including principal payments on capital leases of approximately $20 million or $.30 per diluted share compared to $18.5 million in the third quarter of 2005 or $0.32 per diluted share. For the nine months ended September 30, FFO including principal payments on capital leases was $60.7 million or $0.90 per diluted share compared to $45.1 million or $0.85 per diluted share last year.

Adjusted funds from operations or AFFO as defined in our press release was $22.2 million in the third quarter. Total common stock distributions was $22.3 million during the quarter. Income from continuing operations during the third quarter was $9 million, slightly higher than the second quarter of 2006 and up from a slight loss from continuing operations in the third quarter in 2005. The loss in 2005 as you might recall, was the result of the application of GAAP which required us to record a $9.6 million gain on the sale of approximately $200 million in legacy mortgage loans outside of continued operations. However, the $8.6 million loss related to the unwinding of hedges associated with those loans was required to be reported as expense within continuing operations.

When you remove that non-recurring impact, the third quarter of 2005 would have registered $8.2 million in income from continued operations. Bottom line, the increase in 2006 is primarily the result of more than $193 million in properties added net to the long-term real estate portfolio since October 1 of 2005.

The investment property sales business and development business in the specialty finance segment or our TRS contributed $8.9 million in gains during the quarter. As Michael referenced, velocity has remained robust on the IPS platform with our selling $168 million of restaurant properties to date versus $152 million in the prior year. However, margins have compressed. For the nine months ended September 30, 2006, the TRS has contributed $22.3 million in gains versus $28.3 million in the same period in 2005.

Through September 30, our net gain percentage from the IPS platform is approximately 11% versus 18% in the nine months ended September 30, 2005. Nevertheless, the segment remains profitable and contributed $2.6 million or 13% of our FFO after adding back principal on capital leases.

The real estate segment contributed $0.26 of the $0.30 of FFO per diluted share after capital lease amortization. For the nine months ended September 30, the real estate segment has contributed $0.83 of the $0.90 of FFO after capital lease amortization.

During the quarter, we successfully executed bridge facilities with one of our primary lenders to pay off one of the two maturing secured financings that came due in August and at the end of October. Those bridge facilities have terms similar to our warehouse credit facility and mature March 31, 2007.

Additionally, we were able to secure more favorable pricing on our $175 million revolver moving it to a leverage pricing grid that took effect on October 1. The pricing on the revolver improved from LIBOR plus 225 to LIBOR plus 150 basis points.

In addition, as a result of the impending transaction with GE, we have put our securitization on hold. Clearly, the securitization financing would not be required under the GE transaction. As we move toward the merger date, we expect to finance our business primarily through recycling capital via the IPS business and the use of our two large warehouse credit facilities. We have approximately $139 million in available capacity on those lines as of September 30.

Regarding the dividends, you will recall in our previous call that we changed the payout policy from a monthly payout to a quarterly payout. As you may have noted in the press releases earlier this morning, we have declared the Series A and

Series C preferred dividends for the fourth quarter. Similarly, in accordance with provisions of the merger agreement, we declared the fourth quarter common dividends maintaining that dividend at $0.33 per share. As you know, REITs are required to distribute 90% of their taxable income. In the first quarter of 2007, our dividend will be targeted to this threshold in accordance with provisions of the merger agreement. Any amount paid will be a reduction in $17.05 purchase price agreed to in the transaction with GE. Let me now turn the call back to Curtis for some final comments.

Curtis

McWilliams:

Thank you, Steve. At this time, as you know, we generally open the telephone lines for questions. However, as I noted earlier, at the guidance of our attorneys we’ll not answer questions this morning. However, we do expect to file our 10Q no later than the end of the day tomorrow, and we hope to file our proxy relating to the merger with GE around Thanksgiving time. Until then, I thank you for listening to our call today and have a great day.

Operator:	Ladies and gentlemen, this concludes today’s presentation. You may now disconnect.

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On October 30, 2006, the Company entered into an Agreement and Plan of Merger pursuant to which the Company agreed, subject to the approval of it’s common stockholders, to merge with an affiliate of General Electric Capital Corporation. The Company will file with the SEC a proxy statement on Schedule 14A and other documents concerning the merger as soon as practicable. The final proxy statement will be mailed to the holders of the Company’s common stock. Before making any voting or investment decision, holders of common stock are urged to read these documents carefully and in their entirety when they become available because they will contain important information about the merger. In addition, the proxy statement and other documents will be available free of charge at the SEC’s web site, www.sec.gov. When available, the proxy statement and other pertinent documents also may be obtained free of charge at the Company’s web site, http://www.trustreet.com, or by contacting the Company at Trustreet Properties, Inc., telephone (877) 667-4769.

The Company and its directors and officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from the Company’s common stockholders in connection with the merger. Information about the Company’s executive officers and directors and the number of shares of the Company’s common stock beneficially owned by such persons is set forth in the proxy statement for the Company’s 2006 Annual Meeting of Stockholders, which was filed with the SEC on April 21, 2006, and will be set forth in the proxy statement relating to the proposed merger when it becomes available.

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.